Exhibit 5.1

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

Retail Opportunity Investments Corp. Retail Opportunity Investments Partnership, LP 11250 El Camino Real, Suite 200 San Diego, California 92130	April 27, 2022

Ladies and Gentlemen:

We have acted as counsel to Retail Opportunity Investments Corp. (the “Company”) and Retail Opportunity Investments Partnership, LP (the “Operating Partnership”) in connection with the registration statement on Form S-3 (Registration Nos. 333-264510 and 333-264510-01) (the “Registration Statement”), as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

We are furnishing this letter to you in connection with the offer and sale from time to time of common stock of the Company, par value $0.0001 per share (the “Shares”), having an aggregate offering price of up to $407,017,051, which are to be sold in accordance with the terms of the Sales Agreement (the “Sales Agreement”), dated as of February 20, 2020 and as amended on April 27, 2022, by and among the Company, the Operating Partnership and each of (i) BTIG, LLC (“BTIG”), BMO Capital Markets Corp., BofA Securities, Inc., Capital One Securities, Inc. (“Capital One”), Citigroup Global Markets Inc. (as agent for Citibank, N.A. when acting in its capacity as forward seller), Jefferies LLC (“Jefferies”), J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc. (“KeyBanc”), Raymond James & Associates, Inc. (“Raymond James”), Regions Securities LLC, Robert W. Baird & Co. Incorporated (“Baird”) and Wells Fargo Securities, LLC, as sales agents, forward sellers (except in the case of BTIG, Capital One, Regions Securities LLC and Baird) and/or principals therein (each individually an “Agent” and collectively, the “Agents”) and (ii) Bank of Montreal, Bank of America, N.A., Citibank, N.A., Jefferies, JPMorgan Chase Bank, National Association, KeyBanc, Raymond James and Wells Fargo Bank, National Association, as forward purchasers therein (each individually a “Forward Purchaser” and collectively, the “Forward Purchasers”), including the possible entrance by the Company into one or more share purchase transactions with any of the Forward Purchasers as set forth in one or more separate letter agreements, each in substantially the form attached as Annex II to the Sales Agreement (each, a “Forward Confirmation”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us purporting to be originals, and the conformity to the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies or in portable document format. As to certain factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that following the issuance of the Shares against payment of the consideration therefor in accordance with the Sales Agreement, any Forward Confirmation or any related Terms Agreement (as defined in the Sales Agreement) and the resolutions of the board of directors of the Company related thereto, the Shares will be legally issued, fully paid, and nonassessable.

CLIFFORD CHANCE US LLP 31 WEST 52ND STREET NEW YORK, NY 10019-6131 TEL +1 212 878 8000 FAX +1 212 878 8375 www.cliffordchance.com

The foregoing opinion is based as to matters of law solely on the applicable provisions of the General Corporation Law of the State of Maryland, as currently in effect. We express no opinion as to other laws, statutes, ordinances, rules or regulations and we assume no responsibility for the applicability or effect of such laws, statutes, ordinances, rules or regulations of any other jurisdiction.

This letter has been prepared for your use in connection with the Registration Statement and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission (the “SEC”) as Exhibit 5.1 to a Current Report on Form 8-K that shall be incorporated by reference into the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Clifford Chance US LLP